EXHIBIT 99.01

20410 North 19th Avenue, Suite 200 Phoenix, Arizona 85027

FOR IMMEDIATE RELEASE

Contacts:

Jennifer Haslip	Jill Fukuhara	Laurie Berman
Chief Financial Officer	Investor/Analyst Information	General Information
Universal Technical Institute, Inc.	Financial Relations Board	Financial Relations Board
(623) 445-9402	(310) 407-6539	(310) 407-6546

Universal Technical Institute, Inc. to Arrange New $30 Million Credit Facility

Annual Savings of Approximately $400,000 Expected

PHOENIX, October 5, 2004 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced that it terminated its $30.0 million credit facility with Heller Financial, Inc., effective September 30, 2004. At the time of the termination, the Company had no outstanding borrowings under the credit facility. The credit facility had been used to secure a letter of credit in favor of the Department of Education related to the Company’s Title IV funding eligibility. UTI plans to secure this existing letter of credit with cash until its expiration or replacement in November 2004.

UTI anticipates securing a lower-cost credit facility with Wells Fargo Bank. UTI also plans to issue a replacement letter of credit to the Department of Education under the new facility prior to the November expiration of the current letter of credit.

The change in lenders will result in a one-time, fourth quarter charge of approximately $400,000 related to the write-off of unauthorized deferred financing costs, prepaid loan administration fees and legal costs. UTI announced that it expects to realize approximately $400,000 in annual interest cost savings under the new credit facility.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated

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Universal Technical Institute, Inc. to Arrange New $30 Million Credit Facility
October 5, 2004

training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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